Execution Copy

TERMINATION AGREEMENT

     This Termination Agreement (the “Agreement”), dated as of May 14, 2009, is by and between CombinatoRx, Incorporated (“CombinatoRx”), 245 First Street, Cambridge, MA 02142 and Cystic Fibrosis Foundation Therapeutics Incorporated (“CFFT”), 6931 Arlington Road, Bethesda, MD 20814. CombinatoRx and CFFT are collectively referred to as (the “Parties”) or individually as (any “Party”).

     WHEREAS, CombinatoRx and CFFT are each a party to a Research, Development and Commercialization Agreement, dated as of May 31, 2006 (the “Research Agreement”) pursuant to which CombinatoRx has performed funded research and development for CFFT pursuant to a Research Program and Research Plan agreed to by the Parties; and

     WHEREAS, based on a review of the progress and results of the Research Program by the Parties, the Parties mutually desire to terminate the Research Program without cause in accordance with Section 10.4 of the Agreement, effective August 15, 2009 (the “Effective Date”).

     NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, and of other consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby agree as follows:

1.	Termination of Research Program and Research Agreement. The Research Program and the Research Agreement are terminated in accordance with Section 10.4 of the Research Agreement, as of the Effective Date, and the Parties agree that activities under the Research Program until the Effective Date will be those activities previously approved by the JRC. Notwithstanding the termination of the Research Program and the Research Agreement as of the Effective Date, Articles V (other than Section 5.8), VI, VII, VIII, XIII and XIV and Sections 4.1(c), 4.2, 4.3, 9.1, 9.2, 9.3, 9.4 and 10.5 of the Research Agreement shall survive termination either indefinitely or for the period stated in such article or section, except that the surviving provisions of the Research Agreement shall be as listed in this paragraph and not as listed in Section 10.5 of the Research Agreement

2.	No Interruption. The Parties hereby agree that in connection with the termination of the Research Agreement, no Interruption has occurred and CFFT hereby agrees that after the Effective Date it will not provide CombinatoRx with an Interruption Notice, or exercise its right to an Interruption License, as provided under Section 9.5 of the Research Agreement.

3.	Miscellaneous. Capitalized terms used in this Agreement that are not defined shall have the meanings provided in the Research Agreement. This Agreement may not be modified or amended except in a writing signed by both Parties. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall be governed by and construed in accordance with the law of the State of Maryland and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable (in whole or in part), the other provisions of this Agreement and the remainder of the affected provisions shall continue to be valid.

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     IN WITNESS WHEREOF, the Parties hereto by their duly authorized representatives have executed this Agreement effective as of the date first above written.

COMBINATORX, INCORPORATED

By: /s/ Jason F. Cole Name: Jason F. Cole Title: SVP and General Counsel

CYSTIC FIBROSIS FOUNDATION THERAPEUTICS INCORPORATED

By: /s/ Robert J. Beall Name: Robert J. Beall Title: President and CEO